Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-168943, 333-191664, 333-206584, 333-213402, 333-220390, 333-233463, 333-258965 on Form S-8) of our reports dated July 13, 2023, except for the restatement as to the effectiveness of internal control over financial reporting for the material weakness related to certain account reconciliations, as to which the date is December 8, 2023, with respect to the consolidated financial statements and financial statement schedule II of American Software, Inc. and the effectiveness of internal control over financial reporting.

 /s/ KPMG LLP
Atlanta, Georgia
December 8, 2023